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Exhibit 99.1


                                    PPOL INC.


Investor Relations Contacts:
Ina McGuinness imcguinness@lhai.com
Zachary Bryant zbryant@lhai.com
Lippert/Heilshorn & Associates
(310) 691-7100


FOR IMMEDIATE RELEASE


                PPOL NAMES FOUNDER HIDEO OHKUBO HONORARY CHAIRMAN

                            OF THE BOARD OF DIRECTORS

ORANGE, CALIF. (APRIL 20, 2004) - PPOL, Inc. (OTCBB: PPLC) today announced that it has appointed the Company's founder, Mr. Hideo Ohkubo, to the position of Honorary Chairman of the Board of Directors. Nobuo Takada will retain the positions of Chairman of the Board of Directors and Chief Executive Officer of PPOL.

Mr. Ohkubo currently is President and Chief Executive Officer of Forval Corporation, a publicly traded Japanese company with annual revenues in excess of $300 million and 800 employees. Forval Corporation, which he founded in 1980, focuses on the development, sale and maintenance of telecommunications equipment and computer systems as well as international, domestic, mobile and broadband communications services. Mr. Ohkubo founded AJOL in 1991 and PPOL in 2002 as a holding company for AJOL. He has over 25 years of business experience, primarily in corporate development and operations.

"We are pleased to welcome our founder, Mr. Ohkubo, to the PPOL Board as Honorary Chairman," said Nobuo Takada, Chairman and Chief Executive Officer of PPOL. "His sound development and operational experience will help us greatly as we move forward to aggressively execute our new technology in-licensing strategy for increasing shareholder value."

Commenting on his appointment, Mr. Ohkubo said, "I look forward to a working with Nobuo Takada who as Chairman and CEO is a source of inspirational leadership and steadfast guidance for the Company. I am confident that Mr. Takada will be able to continue to build upon the platform he has created."

ABOUT PPOL
----------
PPOL, Inc. is a California-based holding company whose primary asset is AJOL of Tokyo, Japan. AJOL sells proprietary multi-functional telecommunications equipment and runs the on-line network service Pan Pacific Online. Through the use AJOL's MOJICO hardware, members can network and communicate using hand-written Japanese characters, including Kanji whose full meaning cannot be adequately communicated through the present fonts of a computer, and can access an on-line service that includes a bulletin board service, a mail service, an information exchange service, ticket sales and more. Members across Japan use the service to find other subscribers to establish interpersonal relationships, submit invitations, product advertisements or help-wanted ads, among other uses. In addition, under the Kamome brand AJOL intermediates the sales of a wide range of products manufactured by others to its members. Similar to a co-op, all Kamome-branded products must pass AJOL's strict quality control criteria, and are sold to members.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involved in the Company's business. These forward-looking statements are qualified in their entirety by the cautionary statements contained in the Company's Securities and Exchange Commission filings. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this news release, and PPOL undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as required under applicable laws.